Exhibit 99.1

Lakeland Industries, Inc. Reports Fiscal 2013 Third Quarter

Financial Results

Reports Net Income for Q3 of $0.05 per share

RONKONKOMA, NY – December 13, 2012 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced financial results for its third quarter and first nine months of fiscal year 2013 ended October 31, 2012. For all periods, the prior year financial results have been restated to reflect the Company’s India glove manufacturing subsidiary as a discontinued operation. In this press release, references to “FY” refer to the Company’s fiscal year ended January 31; for example, FY13 refers to the fiscal year ending January 31, 2013.

Financial Results Highlights and Recent Company Developments

•	International revenues from continuing operations as a percentage of consolidated sales increased to 59% in the third quarter of FY13 from 49% in the third quarter of FY12
•	Consolidated revenues were lower primarily due to elimination of sales of DuPont products
•	International sales of $14.4 million in the third quarter of FY13 increased by $2.4 million or 20% from $12.0 million in the third quarter of FY12
•	Cash balance of $5.6 million and TD Bank debt of $15.4 million at October 31, 2012 outstanding on our TD Bank facility
•	Chile and UK achieved major increases in sales in Q3 over Q3 last year with increases of 203% and 83.4%, respectively
•	Reached a settlement agreement in September regarding the arbitration result in Brazil
•	Closed on amended banking terms with TD Bank in October, waiving all defaults and revising covenants such that the Company is in compliance in Q3
•	While still small, domestic sales in Mexico, Russia and Kazakhstan are gaining traction to the point of each becoming modestly profitable in Q3

Third Quarter Fiscal Year 2013 Financial Results

Net Sales. Net sales from continuing operations decreased $0.5 million, or 2%, to $24.2 million for the three months ended October 31, 2012, from $24.7 million for the three months ended October 31, 2011. The net decrease was due to a $2.9 million decrease in domestic sales offset in part by a $2.4 million increase in foreign sales. USA domestic sales of disposables decreased by $3.1 million, chemical suit sales decreased by $0.5 million, gloves decreased by $0.2 million, as reflective sales increased by $0.5 million, wovens sales increased by $0.1 million and fire product related sales increased by $0.3 million. The decrease in domestic sales was mainly due to the loss of the DuPont product sales as a result of the termination of the DuPont supply contract in July 2011, and partially due to a shortage in stock situation that management believes has been resolved (but may have continuing impact resulting from lost customers), and also to operating inefficiencies resulting from the move from St. Joseph, Missouri to Decatur, Alabama and Mexico which resulted in additional lost sales. The sales team continues to make progress in converting customers from Tyvek, previously supplied DuPont product, to Lakeland branded products. Currently, the decreased sales due to the loss of the DuPont contract have not been offset by such sales of Lakeland branded products; however, the sales achieved from Lakeland branded products have greater gross profit margins than the DuPont Tyvek products, lessening the impact of the revenue reduction. While the Company’s sales of Lakeland branded products show strong gains over the Lakeland branded product sales from the same period in the prior year, there can be no assurance that the lost sales volume can be rebuilt. Domestic sales in China and to the Asia Pacific Rim remain strong. UK sales increased by $1.2 million, or 83.4%. Chile and Argentina sales increased by 91%, Beijing sales increased by $0.4 million or 33.5% and Mexico sales increased by $0.2 million or 39.9%.

Gross Profit. Gross profit decreased $0.1 million, or 1.7%, to $7.3 million for the three months ended October 31, 2012, from $7.4 million for the three months ended October 31, 2011. Gross profit as a percentage of net sales was flat at 30.1% for the three months ended October 31, 2012, from 30% for the three months ended October 31, 2011. Factors driving the changes in gross margins were:

•	Disposables margins increased 4.3 percentage points in the third quarter of FY13 over the third quarter of FY12, resulting mainly from changed sales mix of nearly all Lakeland branded products this year, while last year had more than 50% sales of DuPont products at a lower margin. This year’s margin was lower than it otherwise would be as a result of lower volume and an increase in inventory reserves against Tyvek items remaining.
•	China manufacturing gross margin at our Qingdao plant increased 10.7 percentage points over last year due to low volume in the previous year forcing us to accept orders from customers not in our normal product range at lower margins in order to keep our plant busy during a slow time.
•	Brazil margin decreased by 17.8 percentage points in the third quarter of FY13 from the third quarter of FY12 due to issues with the Brazilian Navy contract. This contract was to supply coveralls to the Brazilian Navy made from Fire-Resistant cotton for a total value of approximately USD $5.0 million. The Brazilian currency weakened significantly in May 2012, thereby greatly increasing the material cost purchased from a USA supplier. Further, due to the length of time elapsed since the bid was submitted there were increases in the material invoiced cost, along with a need to change certain components at a higher cost. There were also similar issues with several utility contracts.
•	Chile gross margin increased by approximately 18 percentage points in the second quarter of FY13 over the second quarter of FY12 due to a very strong quarter.
•	Gloves gross margins improved by 8.9 percentage points resulting from improved mix.

Operating Expenses. Operating expenses increased by $0.2 million to $7.0 million for the three months ended October 31, 2012, from $6.8 million for the three months ended October 31, 2011. As a percentage of sales, operating expenses were flat at 28% for the three months ended October 31, 2012 and the three months ended October 31, 2011. Factors affecting operating expenses included:

$0.2	million increase in sales salaries resulting from additional sales personnel in China and the USA.
$0.1	million increase in bad debts primarily resulting from one large account in Chile
$0.1	million miscellaneous increases
$0.1	million increase in professional fees due to additional legal matters relating to various banking compliance issues and accrual for several payroll terminations
$(0.1)	million decrease in freight out, mainly from lower volume in disposables in the USA
$(0.2)	million decrease in payroll administration salaries due to reductions in Brazil

Operating Profit. Operating profit decreased 53.3% to $0.3 million for the three months ended October 31, 2012, from $0.6 million for the three months ended October 31, 2011. Operating margins were 1.1% for the three months ended October 31, 2012, compared to 2.3% for the three months ended October 31, 2011, due to lower gross profit and higher operating expenses as described above.

Interest Expenses. Interest expenses increased $0.1 million to $0.3 million for the three months ended October 31, 2012, from $0.2 million for the three months ended October 31, 2011, due to higher borrowing levels outstanding and higher interest rates in the current year.

Income Tax Expense. Income tax expenses consist of federal, state and foreign income taxes. There was an income tax benefit of $0.3 million for the three months ended October 31, 2012, as compared to an income tax benefit of $0.1 million for the three months ended October 31, 2011. Our effective tax rates were not meaningful for either the third quarter FY13 or the third quarter FY12. Our effective tax rate for both periods varied from the 34% federal statutory rate primarily due to goodwill amortization in Brazil and tax loss benefits in the USA at higher rates than China profits were taxed, certain losses in China which are carried forward and the arbitration settlement.

Net Income (Loss). Net income increased by $0.9 million to $0.3 million for the three months ended October 31, 2012, from ($0.6) million for the three months ended October 31, 2011, reflecting the large foreign exchange charge in Brazil in the prior quarter and the larger income tax credit this quarter.

For the quarter ended October 31, 2011, there was a net $722,270 charge for loss from discontinued operations in relation to the discontinued India glove manufacturing facility; there was no such charge in the more recent quarter.

Earnings per share (EPS) from continuing operations on a fully diluted basis for the three months ended October 31, 2012 was $0.05 as compared to EPS of $0.03 for the three months ended October 31, 2011. The weighted average shares used in calculating fully diluted EPS was 5,367,243 for the three months ended October 31, 2012 and 5,356,835 for the three months ended October 31, 2011.

Fiscal Nine Months Fiscal Year 2013 Financial Results

Net Sales. Net sales from continuing operations decreased $4.5 million, or 5.8%, to $71.7 million for the nine months ended October 31, 2012, from $76.2 million for the nine months ended October 31, 2011. The net decrease was due to a $12.3 million decrease in domestic sales, offset in part by a $7.8 million increase in foreign sales. USA domestic sales of disposables decreased by $11.9 million, chemical suite sales decreased by $0.5 million, as wovens increased by $0.5 million, and glove sales increased by $0.1 million. The decrease in domestic sales is due primarily to the loss of the DuPont Tyvek sales, to a shortage in stock situation that management believes has been resolved (but may have continuing impact resulting from lost customers), and also to operating inefficiencies resulting from the move from St. Joseph, MO to Decatur, AL and Mexico which resulted in additional lost sales. External sales from China were up $4.5 million from the year ago period. In addition, domestic sales in China and to the Asia Pacific Rim remain strong recording a $1.5 million increase for the nine months ended October 31, 2012. UK sales increased by $2.7 million, or 57.2%, and Chile and Argentina sales increased by 67.4%. Sales in Brazil increased by $1.2 million or 9.4%. The increase in foreign sales is primarily due to introduction of new products and new marketing material targeting specific markets.

Gross Profit. Gross profit from continuing operations decreased $1.8 million, or 7.4%, to $21.7 million for the nine months ended October 31, 2012, from $23.5 million for the nine months ended October 31, 2011. Gross profit as a percentage of net sales decreased to 30.3% for the nine months ended October 31, 2012, from 30.8% for the nine months ended October 31, 2011. Factors driving the changes in gross margins were:

*	Disposables gross margins increased 4.7 percentage points over last year, resulting mainly from changed sales mix of nearly all Lakeland branded products this year, while last year had more than 50% sales derived from lower margin DuPont products. This year’s margin was lower than it otherwise would have been mainly as a result of lower volume.
*	China manufacturing gross margins at our Weifang plant decreased by approximately 5 percentage points over last year due to a 12% labor cost increase in April 2012 and the negative impact to margins from sales to our UK operations in Euros earlier in the year when the Euro was weaker.
*	China margins in our Qingdao plant increased 5.4 percentage points based on continued strong operations and strong internal demand resulting in higher volume.
*	Brazil margins decreased by 8.7 percentage points in the nine months in FY13 from the nine months in FY12 primarily due to issues with the Brazilian Navy contract. The Brazilian currency weakened significantly in May, thereby greatly increasing its material the cost of material purchased from a USA supplier. Further, due to the length of time elapsed since the bid was submitted in respect of the Brazilian Navy contract, there were increases in the material cost, along with a need to change certain components at a higher cost. There were also similar issues with several utility contracts.
*	Wovens gross margins decreased by approximately 3.6 percentage points in the nine months ended October 2012 over the prior year as a result of the facility closure in the first quarter of FY13, partially offset by improvements in the third quarter of FY13.
*	Chemical gross margins decreased by 8.2 percentage points resulting from a different sales mix, with improvements in the third quarter of FY13 over the second quarter of FY13.
*	Gloves gross margins improved by 6.6 percentage points resulting from improved mix.

Operating Expenses. Operating expenses from continuing operations increased $0.8 million, or 3.8%, to $21.3 million for the nine months ended October 31, 2012, from $20.5 million for the nine months ended October 31, 2011. As a percentage of sales, operating expenses increased to 29.7 % for the nine months ended October 31, 2012, from 26.9% for the nine months ended October 31, 2011. The $0.8 million increase in operating expenses in the nine months ended October 31, 2012, as compared to the nine months ended October 31, 2011, was comprised of:

$0.7	million increase in sales salaries resulting from new hires in China and the USA
$0.6	million increase in sales commissions mainly resulting from large bid contracts in Brazil
$0.2	million increase in professional fees primarily due to additional legal matters relating to various banking compliance issues and several payroll terminations
$0.1	million increase in employee benefits primarily due to unemployment compensation insurance premiums resulting from reductions in force
$0.1	million increase in entertainment and auto expense due to increased sales staff in the USA
$0.1	million increase in computer expense primarily due to USA hardware upgrades
$0.1	million increase in bad debt due to one account in Chile
$(0.2)	million reduction in equity compensation mainly resulting from differences in the new 2012 plan compared with the previous plan
$(0.2)	million decrease in currency fluctuation due to major weakness in the Euro in the prior year
$(0.3)	million reduction in freight out resulting from lower volume in disposables in the USA.
$(0.4)	million decrease in payroll administrative expense due to reductions in Brazil and the USA

Operating Profit. Operating profit from continuing operations decreased to $0.4 million for the nine months ended October 31, 2012 from $3.0 million for the nine months ended October 31, 2011. Operating margins were 0.6% for the nine months ended October 31, 2012, compared to 3.9% for the nine months ended October 31, 2011.

Arbitration Judgment in Brazil. As a result of the decision of the arbitration matter and the subsequent settlement thereof, the Company recorded a $7.9 million charge, inclusive of expenses, for the nine months ended October 31, 2012.

Interest Expenses. Interest expenses from continuing operations increased by $0.3 million for the nine months ended October 31, 2012, as compared to the nine months ended October 31, 2011, due to higher borrowing levels outstanding.

Income Tax Expense. Income tax expenses from continuing operations consist of federal, state and foreign income taxes. There was an income tax benefit of $0.3 million for the nine months ended October 31, 2012, as compared to an expense of $0.1 million for the nine months ended October 31, 2011. Our effective tax rates were not meaningful for either the first nine months of FY13 or the first nine months of FY12. Our effective tax rate for the third quarter of FY13 varied from the 34% federal statutory rate primarily due to goodwill amortization in Brazil and tax benefits from operating losses in the USA at higher rates than China profits were taxed along (resulting in a lower overall net rate) with certain losses in China which are carried forward with no tax benefit recorded.

Net Income (Loss). Loss from continuing operations was $(8.2) million for the nine months ended October 31, 2012 and income from continuing operations was $2.1 million for the nine months ended October 31, 2011. Without the $7.9 million charge in respect of the Brazilian arbitration and settlement, the loss from continuing operations would have been $0.3 million for the more recent period.

For the nine months ended October 31, 2011, there was a net $924,816 charge for loss from discontinued operations in relation to the discontinued India glove manufacturing facility; there was no such charge in the more recent quarter.

Earnings (loss) per share (EPS) from continuing operations on a fully diluted basis for the nine months ended October 31, 2012 was $(1.55) as compared to EPS of $0.40 for the nine months ended October 31, 2011. The weighted average shares used in calculating fully diluted EPS was 5,276,288 for the nine months ended October 31, 2012 and 5,348,172 for the nine months ended October 31, 2011.

TD Bank Loan

On October 17, 2012, the Company entered into an Amendment No. 5 and Waiver (the “Amendment”) to the Loan and Security Agreement, dated January 14, 2010 (as amended from time to time, the “Loan Agreement”), with TD Bank. The Amendment was required as a result of the Company’s entry into a settlement agreement in August 2012 with former officers of its Brazilian subsidiary, as disclosed in Note 14 to the financial statements included herein and the Company’s recent operating results, which collectively caused certain events of default under the Loan Agreement, allowing for TD Bank, at its option, to accelerate the loan. Under the Amendment, TD Bank has agreed to waive the Company’s non-compliance with the consolidated leverage ratio requirements and consolidated EBITDA requirements of the Loan Agreement, in each case, for the fiscal quarters ended April 30, 2012 and July 31, 2012. TD Bank has also agreed, with respect to the October 31, 2012 quarter compliance standards, not to test or has revised these and one other financial covenant. Pursuant to the Amendment, TD Bank has reduced the Company’s revolving line of credit from the aggregate principal amount of $30,000,000 to $17,500,000 and has increased the maximum rate of interest payable on the revolving credit balance from LIBOR plus 2.5% to LIBOR plus 3.5%. In addition, the maturity date of amounts outstanding under the revolving credit facility was changed from June 30, 2014 to June 30, 2013. As a result of the waivers, the Company is currently in compliance with the Loan Agreement.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 PM eastern today to discuss the Company’s third quarter fiscal year 2013 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Gary Pokrassa, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 1-800-860-2442 (Domestic); 1-412-858-4600 (International); or 1-866-605-3852 (Canada), and ask for Lakeland Industries.

For a replay of this call, dial 1-877-344-7529 (Domestic) or 1-412-317-0088 (International), Conference Number: 10021775.

Management’s Comments

Commenting on the financial results and recent developments, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “We continue to progress with our transition into a diversified global manufacturer and provider of industrial protective clothing. Once solely dependent on domestic US sales and one supplier, our strength now lies in our international operations where we have a more comprehensive supply chain and multiple distribution channels. International revenues from continuing operations as a percentage of consolidated sales increased to 59% in the third quarter of fiscal 2013. With international sales of $14.4 million in the third quarter of fiscal 2013, we achieved another record level for our foreign sales operations.

“Our progress, however, does not come without challenges. We continue to revitalize our domestic US manufacturing and sales strategies, with encouraging results in heightened marketing activities for an expanding line of Lakeland branded products. On the international front, we have spent considerable time both growing our presence in Brazil and coming to terms on an arbitration settlement in that country. We continue to work with our advisors and lenders on a broad range of financial and strategic alternatives. Meanwhile, we are very pleased that we continue to experience solid results for our other Latin American businesses as well as in Asia and Europe.”

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries

631-981-9700

Christopher Ryan, CJRyan@lakeland.com

Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” (or other similar words) which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

(tables to follow)

Lakeland Industries, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	October 31,2012	January, 31 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,552	$5,711
Accounts receivable, net	15,598	12,576
Inventories, net	41,237	45,668
Deferred income taxes	4,960	3,988
Assets of discontinued operation in India	1,990	1,999
Prepaid income and VAT tax	2,244	1,773
Other current assets	1,986	1,993
Total current assets	73,567	73,708
Property and equipment, net	14,140	13,915
Prepaid VAT and other taxes, noncurrent	2,433	2,791
Security deposits	1,381	1,331
Intangibles	3,931	4,527
Goodwill	5,529	6,133
Total assets	$100,981	$102,405
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,360	$4,600
Accrued compensation and benefits	1,739	1,305
Other accrued expenses	1,829	1,585
Liabilities of discontinued operation in India	20	65
Current maturity of long-term debt	100	860
Current maturity of arbitration settlement	1,760	—
Short-term borrowing	888	1,038
Term loans to TD Bank	5,815	—
Borrowings under revolving credit facility	9,559	—
Total current liabilities	$29,070	$9,453
Accrued Arbitration Award in Brazil (net of current maturities)	4,906	—
Borrowings under revolving credit facility	—	11,458
Other long-term debt	1,502	4,815
Other liabilities-accrued legal fees in Brazil	84	99
VAT taxes payable long-term	3,323	3,313
Total liabilities	38,885	29,138
Stockholders’ equity:
Preferred stock, $.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $.01 par; authorized 10,000,000 shares, issued, 5,686,302 and 5,581,919, outstanding, 5,329,861 and 5,225,478 at July 31, 2012 and January 31, 2012, respectively	57	56
Treasury stock, at cost, 356,441 shares at July 3, 2012 and at January 31, 2012	(3,352)	(3,352)
Additional paid-in capital	50,994	50,772
Retained earnings	17,621	25,816
Accumulated other comprehensive gain (loss)	(3,224)	(25)
Total stockholders' equity	62,096	73,267
Total liabilities and stockholders' equity	$100,981	$102,405

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarter Ended October 31, 2012 and 2011

(In thousands except share data)

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	October 31,		October 31,
	2012	2011	2012	2011
Net sales from continuing operations	$24,239	$24,744	$71,719	$76,162
Cost of goods sold from continuing operations	16,952	17,331	49,989	52,689
Gross profit from continuing operations	7,287	7,413	21,730	23,473
Operating expenses from continuing operations	7,020	6,840	21,285	20,499
Operating profit from continuing operations	267	573	445	2,974
Foreign Exchange charge gain (loss) Brazil	(62)	(344)	(840)	(95)
Arbitration judgment in Brazil	—	—	(7,874)	—
Other income (loss), net	52	(12)	172	53
Interest expense	(270)	(162)	(766)	(425)
Income (loss) from continuing operations before income taxes	(13)	55	(8,863)	2,507
Provision (benefit) for income taxes	(295)	(91)	(669)	412
Income (loss) from continuing operations	282	146	(8,194)	2,095
Discontinued operations:
Loss from operations of discontinued India glove manufacturing facility	—	(1,128)	—	(1,445)
Provision (benefit) for income taxes	—	(406)	—	(520)
Loss on discontinued operations	—	(722)	—	(925)
Net Income (loss)	$282	$(576)	$(8,194)	$1,170
Earnings (loss) per share - Basic
Income (loss) from continuing operations	$0.05	$0.03	$(1.55)	$0.40
Discontinued operations	—	$(0.14)	—	$(0.18)
Net income (loss)	$0.05	$(0.11)	$(1.55)	$0.22
Earnings (loss) per share - Diluted
Income (loss) from continuing operations	$0.05	$0.03	$(1.55)	$0.39
Discontinued operations	—	$(0.14)	—	$(0.17)
Income (loss) net income	$0.05	$(0.11)	$(1.55)	$0.22
Weighted average common shares outstanding:
Basic	5,330,286	5,225,020	5,276,288	5,224,371
Diluted	5,367,243	5,356,835	5,276,288	5,348,172